Exhibit 99.1

Franklin Financial Services Corporation

2016 Annual Meeting Speech

April 26, 2016

G. Warren Elliott, Chairman of the Board

Good morning I want to talk to you this morning about change. Not this kind of change, but the change that comes with time, planning and growth.

All things in life change. Nature changes, people change, money Changes, and banks change. Both outside and in.

Inside the bank, the people change too.

Often, dealing with changing personnel can be the most difficult to accept.  As you know, we have a major change taking place this year, as this will be Bill Snell's last annual shareholder meeting as CEO, and Tim Henry will be replacing him. This will be a big change, but not one without precedent.

We’ve done this before. This year the bank lost Bill’s predecessor, a dear friend, Bob Zullinger, and at this time I'd like to ask that we take a moment of silence to remember him. Thank you. I would also like to introduce Bob’s wife Linda who is here with us today.  Welcome Linda.

Change can drive success. At a recent bank training forum that a number of your directors and management attended, it was stated that if you're not moving ahead, if you are not changing, then you are actually falling behind.

At F&M, our change involves not only personnel, but how we operate and deliver our services. We need to position ourselves to be certain that we have the platforms that future generations will not only want, but demand.  This change will require a much greater use of technology.

Therefore, your bank is making this transition with all of the tools and more that you see in this slide. Your board of directors is participating in this effort as we move to using state of the art board software and a paperless agenda that will enhance the effectiveness of our time spent at meetings. Our goal will be to have more time to devote to our strategic planning efforts.

We are in the process of initiating our next three year plan.  Our prior plan is set to expire at the end of this year.  It has yielded the good results of the prior year and those that you will hear about today. By beginning now we can have the benefit of both Bill and Tim’s involvement.

I want to assure you that a baseline to our planning process, and the move to using more technology, starts with our core values.

We will remain a Community Bank by incorporating a greater use of technology.  This will allow us to continue to remain independent by not only meeting the needs of new and next generations, but by being more efficient and more agile. This, in turn, should yield better results for our shareholders while remaining responsible to the people and communities that we serve.

Keep in mind that people will not be replaced with machines or technology where people are needed. And we will make no moves without insuring that your information, and the banks systems are held to the highest and safest standards.

To be clear, this board is committed to remaining to be a Community Bank. We hold that belief as fundamental.  But that will involve a lot of work as we need to earn our right to remain independent.

Changing the President and CEO can often put a bank at risk. However, your Board, along with Bill, designed a very orderly plan for the succession that should alleviate any concern. Tim will work side by side with Bill directly for six months as President.  After that time, Tim will assume the dual role of President and CEO.  Bill will remain available until the end of 2016 in a consulting role.

Board membership will remain the same.  Skip Jennings will continue as Audit Chairman, my intent is to remain as Chairman of the Board.

This board has every confidence in Tim Henry’s ability to move this organization ahead in the manner that will be determined in our strategic plan.

With that said, Bill Snell has been critical to the bank’s success. Bill has given his many years, and a significant portion of his life, to F&M Trust.  He has led us through tough times, and now better times, with honor and dignity. I can’t thank him enough, and I would ask that you join me in giving him a warm round of applause in appreciation for his service.

With that I will close by thanking the director’s for the good work that they do on your behalf, thanking and recognizing the capable staff that we have, and to thank you our shareholders for your belief and trust in this company.  Thank you.